Exhibit A-3
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National Grid Group
31 March 2001
Rule 24 Capitalisation Table

		National Grid	National Grid	National Grid (US)	National Grid
		Group plc	Holdings Limited	Holdings Limited	(US) Investments
		$'m	%	$'m	%	$'m	%	$'m	%

Common Stock
Holders' Funds	2,364.0 	32.7 	7,577.7 	45.9 	(33.1)	(0.8)	(110.0)	(2.6)

Preferred Stock
Holders' Funds	 - 	 - 	7.5 	0.0 	 - 	 - 	30.6 	0.7

Short - term debt	3,690.7 	51.0 	8,936.3 	54.1 	4,253.3 	100.8 	4,263.0 	101.9

Long  - term debt	1,184.5 	16.3 	 - 	 - 	 - 	 - 	 - 	 -


Total capitalization	7,239.2 	100.0 	16,521.5 	100.0 	4,220.2 	100.0 	4,183.6 	100.0


		National Grid	National Grid
		(Ireland) 1 	(Ireland) 2	National Grid
		Limited	Limited	General Partnership
	$'m	%	$'m	%	$'m	%

Common Stock
Holders' Funds	841.4 	20.7 	3,122.8 	99.8 	1,543.7 	36.5

Preferred Stock
Holders' Funds	3,225.8 	79.3 	 - 	 - 	 - 	 -

Short - term debt	- 	 - 	7.1 	0.2 	 - 	 -

Long  - term debt	- 	 - 	 - 	 - 	2,680.0 	63.5


Total capitalization	4,067.2 	100.0 	3,129.9 	100.0 	4,223.7 	100.0

Notes:
The above table excludes all current accounts (both payables and receivables) relating to trading, interest and dividends
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